EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of the 28th day of October, 1999, by and between BASE TEN SYSTEMS, INC., a New Jersey corporation (the "Company") and Stephen A. Cloughley, an individual ("Cloughley").

         WHEREAS, the Company believes that given Cloughley's experience and knowledge of Base Ten Systems technology and the software technology development industry and his business and management skills, it would be to the benefit of the Company for Cloughley to serve the Company as President and Chief Executive Officer; and

         WHEREAS, Cloughley is willing to serve the Company in such capacities and enter into the obligations hereunder set forth.

         NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound, do hereby agree as follows:

         1. EMPLOYMENT OF CLOUGHLEY. Effective as of October 28, 1999, the Company hereby employs Cloughley for the duration of the Employment Term and Cloughley agrees to serve the Company as its President and Chief Executive Officer for the duration of the Employment Term.

         2. EMPLOYMENT TERM. The term of Cloughley's employment pursuant to this Agreement shall be from October 28, 1999 to and including October 27, 2000, unless sooner terminated as provided in this Agreement (the "Employment Term"). Cloughley's employment with the Company pursuant to this Agreement shall expire (an "Expiration") on October 27, 2000, its natural expiration date (the "Expiration Date"). In no event shall this Agreement remain in effect beyond the Expiration Date, provided, that certain provisions of this Agreement may remain in effect beyond the Expiration Date, as expressly provided herein. Cloughley may remain an employee-at-will of the Company after the Expiration Date, unless and until such time as such employment terminates or Cloughley and the Company execute a new employment agreement.

         3. DUTIES. During the Employment Term, Cloughley shall faithfully perform the duties of President and Chief Executive Officer to the best of his ability and shall devote substantially all of his working time and efforts to the affairs of the Company; provided, however, that he may also (a) serve on such boards of a reasonable number of other business entities, trade associations and/or charitable organizations as the Board of Directors of the Company (the "Board") may reasonably approve, (b) engage in charitable activities and community affairs and (c) manage his personal investments and affairs, provided that such activities do not interfere with the proper performance of his duties and responsibilities under this Agreement; and further provided that Cloughley may serve on the board of directors of Carels Innovative Software ("Carels") so long as such activities do not interfere with the proper performance of his duties and responsibilities under this Agreement and so long as Cloughley is not involved in the day to day activities of Carels. Cloughley shall report solely to the Board, shall have the authority and responsibilities customarily associated with the positions of President and Chief Executive Officer of a publicly held corporation, and shall perform such duties relating to the management and operations of the Company, consistent with the foregoing, as may from time to time be assigned to him by the Board. Cloughley shall not be assigned duties or responsibilities materially inconsistent with the foregoing duties and responsibilities provided that in the event Cloughley is assigned duties which he believes are materially inconsistent with such duties, he shall provide to the Board written, detailed notice of such inconsistencies, whereupon the Board, without causing a breach of this Agreement with respect thereto, shall have 10 days within which to make an appropriate adjustment to eliminate any duties which it determines to be inconsistent with such duties.

         4. Compensation. As compensation for the services to be rendered by Cloughley, the Company shall pay to Cloughley:

                  (a) During the Employment Term, a salary at a rate of no less than $180,000 annually (the "Base Salary"), payable in accordance with the customary payroll practices applicable to senior executives of the Company, which shall not be decreased at any time, or for any purpose (including for the purpose of determining severance benefits under Section 5), during the Employment Term.

                  (b) On the date hereof, as an inducement to Cloughley's agreement and willingness to accept this position, the Company shall award to Cloughley ten-year non-qualified stock options (the "Performance-Based Stock Options") pursuant to the Base Ten Systems, Inc. 1998 Stock Option and Stock Award Plan, to purchase a maximum of 55,000 shares of the Company's Class A Common Stock at $1.00 per share. The Performance-Based Stock Options shall be in substantially the form of the Performance-Based Stock Option Agreement attached as Exhibit A and shall vest and become exercisable as follows: (i) 30,000 options shall vest 45 days after the Company achieves its first "profitable quarter" (provided that the number of days shall be 90 days with respect to the fourth quarter of a year) following the execution of this Agreement; and (ii) 25,000 options shall vest 45 days after the Company achieves its first "cash flow positive quarter" (provided that the number of days shall be 90 days with respect to the fourth quarter of a year) following the execution of this Agreement. For purposes of this Agreement, (i) a "profitable quarter" shall mean the first fiscal quarter to occur after the date hereof in which the Company's net income from continuing operations is not less than $1,000 for such quarter (excluding as an expense all non-cash expenditures relating to the amortization of capitalized software, acquired intangible assets and patents and depreciation of fixed assets which were reflected on the books of account of the Company on October 28, 1999, estimated to then be approximately $989,591.50 per calendar quarter), as determined by the Company's accounting staff or by the Company's independent public accountants, and (ii) a "cash flow positive quarter" shall mean the first fiscal quarter to occur after the date hereof in which the Company's total revenue less its total expenses (not including in such expenses amortization and depreciation) is greater than $1,000 for such quarter, as determined by the Company's accounting staff or by the Company's independent public accountants. However, in determining whether the Company has had a "profitable quarter" or a "cash flow positive quarter," all expenses related to the termination of Thomas E. Gardner's employment with the Company shall be excluded. The Performance-Based Stock Options shall remain exercisable after any termination of Cloughley's employment with the Company only to the extent provided in Section 5 and in the Performance-Based Option Agreement.

                  (c) The Company shall use its best reasonable efforts to assure that all shares received by Cloughley on any exercise of any stock option awarded to him by the Company shall be, and shall remain, (i) fully registered (at the Company's expense) under the Securities Act of 1933, as amended (the "1933 Act"), for resale, (ii) fully registered or qualified (at the Company's expense) under such state securities laws as Cloughley may reasonably request for resale, and (iii) qualified for trading on NASDAQ or listed on a national securities exchange as the Company's Class A Common Stock is then so registered.

                  (d) In the  event  there is any  change  in the Class A Common
Stock subject to the above options, through merger consolidation, reorganization, recapitalization, stock dividend, stock split or combination, an appropriate adjustment shall be made to such stock options so as to avoid dilution or enlargement of Cloughley's rights under the options.

                  (e) During the Employment Term, Cloughley shall have the right, by furnishing written notice to the Company at least six months prior to any exercise of any stock option, to elect to defer any gains realized upon such exercise. Any such deferral, including the manner of exercise of the stock option in connection with such deferral, shall be made in such manner as may reasonably be required by the Company, including such requirements as may apply in order to defer such gains for Federal income tax purposes or as the independent public accountants for the Company advises are necessary in order that the stock option gains not be a charge against the earnings of the Company. At the time Cloughley elects to defer such gains, such gains shall be deferred into any non-qualified deferral plan of the Company that accepts such deferrals on terms that satisfy the requirements of the preceding sentence. If such a plan is not available, Cloughley may during the Employment Term make an irrevocable election to defer such gains into Share Units (with a "Share Unit" representing a share of Class A Common Stock of the Company including any dividends that may be declared thereon during the period of the deferral). Amounts deferred under this Section 4(e) shall be paid out as required under the terms of Cloughley's election to defer.

                  (f) During the Employment Term, in the event that, for the calendar year 2000, the Company either (i) reaches "top line sales" of $12.5 million or (ii) reaches "break-even," then the Company shall pay to Cloughley a bonus equal to 40% of the Base Salary (the "Performance Bonus"). For purposes of this Agreement, (a) "top line sales" shall mean the total revenue from license fees and services for the Company for a calendar year, as set forth in the Company's audited financial statements, and (b) the Company shall be deemed to "break even" when the Company's net income from continuing operations is not less than $1,000 for the calendar year, as set forth in the Company's audited financial statements for such year. If applicable, the Performance Bonus shall be paid to Cloughley on the date which is 120 days after the end of the fiscal year or the date which is thirty (30) days after the Company's audited financial statements (or, if applicable, such independent accountants' determination) first become available for the fiscal year 2000, whichever is later, but in no event later than 120 days after the end of such fiscal year.

                  (g) For so long as Cloughley remains an employee of the Company, in the event that a person or entity that beneficially owns less than 5% of the Company's outstanding Class A Common Stock as of the date hereof acquires the beneficial ownership of greater than 90% of the Company's outstanding Class A Common Stock (a "Sale of the Company"), the Performance-Based Stock Options shall immediately vest upon the consummation of such Sale of the Company. The provisions of this Section 4(g) shall survive any termination or Expiration of this Agreement.

                  (h) During the Employment Term, the Company shall provide Cloughley with disability insurance in accordance with the Company's existing plan from time to time applicable to senior executives of the Company, on the same cost basis as for such other senior executives.

                  (i) During the Employment Term, Cloughley shall be entitled to four weeks paid vacation each calendar year, in accordance with the Company's standard vacation policy, as if Cloughley's initial date of employment was February 1, 1994. Cloughley shall also be entitled to all regular Company holidays and personal days.

                  (j) During the Employment Term, Cloughley shall be entitled to participate in any medical, dental, hospitalization, disability, life insurance, vision, prescription, accidental death and dismemberment, travel accident, and other employee welfare benefit plan, program or arrangement that is made available generally to senior executives of the Company on terms and conditions that are commensurate with such other senior executives. During the Employment Term, no such benefit, coverage, term or condition shall be changed in a manner that is materially adverse to Cloughley without his consent unless such change is part of a change applying generally to senior executives of the Company.

                  (k) During the Employment Term, Cloughley shall be entitled to such other benefits as are made available generally to senior executives of the Company, including (without limitation) any pension, profit sharing, savings, employee stock purchase, 401(k) or retirement plan, program or arrangement, whether funded or unfunded and whether qualified or unqualified.

                  (l) During the Employment Term, Cloughley shall be entitled to participate in all fringe benefits and perquisites that are available generally to senior executives of the Company, at an appropriate level commensurate with such other senior executives.

                  (m) During the Employment Term, Cloughley is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement, and the Company shall promptly reimburse him for all such expenses, subject to reasonable documentation in accordance with the Company's policies.

         5.       TERMINATION OF EMPLOYMENT

                  (a)      The Employment Term

                           (1) shall terminate in the event of Cloughley's death or "permanent disability" (as hereinafter defined);

                           (2) may be  terminated by the Company for "cause" (as
                           hereinafter   defined)   or   "without   cause"   (as
                           hereinafter defined);

                           (3) may be "voluntarily" terminated (as hereinafter defined) by Cloughley; or

                           (4) shall Expire on the Expiration Date, if not terminated prior to such time as provided in this Agreement.

                  On any termination by the Company "without cause" or any "voluntary" termination by Cloughley, such party will give the other at least 90 days prior written notice of such termination.

                  (b)   Cloughley's   obligation  to  perform  and  observe  the
obligations, terms and conditions of Sections 7 and 8 of this Agreement shall survive any termination or Expiration of this Agreement.

                  (c) Upon any termination of the Employment Term "without cause," Cloughley shall be entitled to (i) salary through the date of termination; (ii) any bonus or other incentive compensation award earned but not yet paid; (iii) the continued right to exercise the Performance-Based Stock Option, to the extent that such option is, or becomes, vested and exercisable under the terms of this Agreement, until the second anniversary of the date of termination of Cloughley's employment; (iv) the continued right to exercise any other outstanding stock option, to the extent that such option had vested and was exercisable on the date of termination, until the end of the 90th day following such date; (v) any amounts earned or accrued, but not yet paid, under Sections 4(j) through 4(l); (vi) a lump sum payment in respect of accrued but unused vacation days at his salary rate on the date of termination; (vii) prompt payout when due of all amounts due and payable under the terms of this Agreement as a result of his termination; (viii) a lump sum payment of an amount equal to one month's Base Salary for each full month of Cloughley's service under this Agreement prior to termination, with a minimum of three months; and (ix) other or additional benefits, if any, in accordance with the terms and conditions of applicable plans, programs and arrangements of the Company. If Cloughley is terminated by the Company "without cause," and the Company's accounting staff or the Company's independent public accountants subsequently determine that, in the calendar year 2000, the Company either reached (a) "top line sales" of $12.5 million or (b) "break even," as set forth in Section 4(f) hereof, and Cloughley was employed by the Company pursuant to this Agreement for at least three (3) months, the Company shall pay to Cloughley a pro-rated share of the Performance Bonus provided for in Section 4(f) equal to the product of the Performance Bonus multiplied by the percentage of the year that Cloughley was employed by the Company. The Company shall withhold from any such amounts payable to Cloughley all federal, state, municipal or other deductions as are required by any law, regulation or ruling. This Section 5(c) shall be the maximum liability and obligation of the Company (including the officers and directors of the Company) in the event of any such termination of Cloughley "without cause" at any time. The provisions of this Section 5(c) which by their terms require the passage of time beyond the termination of this Agreement shall survive such termination for the purposes thereof.

                  (d) Upon termination of the Employment Term by reason of the death or "permanent disability" of Cloughley, Cloughley shall be entitled to (i) all rights and benefits provided under Section 5(c); and (ii) the right to exercise any outstanding stock option (including, without limitation, the Performance-Based Stock Option), to the extent that such option had vested and is exercisable on the date of his termination, at any time through the second anniversary of such date.

                  (e) Upon termination of the Employment Term at any time during the Employment Term by the Company for "cause" or by Cloughley "voluntarily," Cloughley shall be entitled to (i) salary through the date of termination; (ii) any bonus or other incentive compensation award earned but not yet paid; (iii) the continued right to exercise any outstanding stock option other than the Performance-Based Stock Options, to the extent that such option had vested and was exercisable on the date of termination, until the end of the 90th day following such date; (iv) any amounts earned or accrued, but not yet paid, under Sections 4(j) through 4(l); (v) a lump sum payment in respect of accrued but unused vacation days at his salary rate on the date of termination; (vi) prompt payout when due of all amounts due and payable under the terms of this Agreement as a result of his termination; and (viii) other or additional benefits, if any, in accordance with the terms and conditions of applicable plans, programs and arrangements of the Company. Notwithstanding the foregoing, if Cloughley's employment is terminated by the Company for "cause" or by Cloughley "voluntarily," Cloughley shall receive no severance payments from the Company. If Cloughley's employment is terminated for "cause" or is terminated by Cloughley "voluntarily," Cloughley shall not receive the Performance Bonus or any portion thereof and all Performance-Based Stock Options which have not been exercised prior to the date upon which Cloughley is terminated shall be canceled as of the date of termination. The Company shall withhold from any such amounts payable to Cloughley all federal, state, municipal or other deductions as are required by any law, regulation or ruling. This Section 5(e) shall be the maximum liability and obligation of the Company (including the officers and directors of the Company) in the event of any such termination of Cloughley for "cause" or by Cloughley "voluntarily" at any time.

                  (f) In the event that Cloughley's employment with the Company is terminated by reason of and at the time of the Expiration of this Agreement, Cloughley shall receive no severance payments from the Company. If this
Agreement Expires and Cloughley's employment is then terminated, and the Company's accounting staff or the Company's independent public accountants subsequently determine that, in the calendar year 2000, the Company either reached (i) "top line sales" of $12.5 million or (ii) "break even," as set forth in Section 4(f) hereof, the Company shall pay the Performance Bonus to Cloughley as provided in Section 4(f). If Cloughley's employment is terminated upon Expiration, all Performance-Based Options which have not vested shall immediately be canceled, and shall be null and void. The Company shall withhold from any such amounts payable to Cloughley all federal, state, municipal or other deductions as are required by any law, regulation or ruling. This Section 5(f) shall be the maximum liability and obligation of the Company (including the officers and directors of the Company) in the event of any such termination of Cloughley due to the Expiration of this Agreement.

                  (g) Except as otherwise provided herein, Performance-Based Stock Options shall remain exercisable, with respect to any shares for which they have vested and become exercisable, until the earlier of (i) the date upon which they are exercised for such shares, (ii) the second anniversary of the date of Cloughley's termination of employment with the Company, if such termination was "without cause," due to the Expiration of the Employment Term, or by reason of Cloughley's death or "permanent disability" (iii) the date upon which Cloughley's employment is terminated for "cause" or "voluntarily" and (iv) the tenth anniversary of the date of grant.

                  (h) As used herein, "permanent disability" shall mean a disability which renders Cloughley mentally or physically unable to perform his usual and regular duties and responsibilities for a continuous period of 120 days or for a non-continuous period of 180 days in any 365 day period, as determined by a medical doctor selected by the Company and reasonably acceptable to Cloughley.

                  (i) As used herein, "cause" shall mean (i) the continuing willful failure by Cloughley to substantially perform his duties hereunder as provided in Section 3 (other than any such failure resulting from Cloughley's death or incapacity due to physical or mental illness) and the continuance of such failure for a period of thirty (30) days after a written demand for substantial performance is delivered to Cloughley by the Board which specifically identifies the manner in which the Board believes that Cloughley has not substantially performed such duties; (ii) the engaging by Cloughley in willful gross misconduct or willful gross neglect in carrying out his duties under this Agreement, resulting, in either case, in material economic harm to the Company; (iii) Cloughley engages in any activity that constitutes a felony involving moral turpitude; or (iv) Cloughley engages in any activity that constitutes embezzlement, theft, fraud (as determined by the Board) or any conduct of a similar criminal nature. The Board shall give Cloughley 90 days prior written notice of its intention to terminate him for "cause," and such notice shall state in detail the particular circumstances that constitute the grounds on which the proposed termination for "cause" is based.

                  (j) As used herein, "without cause" is any termination by the Company that is not for "cause," other than the termination of Cloughley's employment with the Company by reason of the Expiration of this Agreement or a "voluntary" termination by Cloughley, as set forth herein.

                  (k) As used herein, "voluntary" termination by Cloughley shall mean any termination by Cloughley that is not by death, by "disability," due to the Expiration of this Agreement, or by the Company for "cause" or "without cause." A "voluntary" termination by Cloughley shall not be deemed a breach of this Agreement.

                  (l) Notwithstanding anything to the contrary elsewhere in this Agreement, in no event may any stock option be exercised after the expiration of its maximum stated term.

                  (m) In the event of any termination of his employment with the Company, Cloughley shall be under no obligation to seek other employment and there shall be no offset against amounts due him under this Agreement on account of any remuneration or other benefit attributable to any subsequent employment that he may obtain.

                  (n) Cloughley and the Company agree that amounts due under this Section 5 are in the nature of severance payments considered to be reasonable by the Company and are not in the nature of a penalty.

                  (o) At no time during the Employment Term or thereafter shall either party make any public statement that intentionally disparages or defames the goodwill or reputation of the other party; provided that it shall not be a violation of this Section 5(o) for either party to make truthful statements when required to do so by law or by a court, governmental agency, administrative body, or legislative body with apparent jurisdiction to require such statements.

         6. WITHHOLDING. The Company shall withhold all amounts required by law to be withheld from any payments made pursuant to this Agreement, including any and all amounts required to be withheld by any applicable Federal, state, or foreign country's income tax act, and any applicable city, county, or municipality's earnings or income tax act. Notwithstanding the foregoing, Cloughley shall be liable for the payment, if any, of any federal, state or local taxes incurred by him as a result of the Company's provision of benefits hereunder.

         7. CONFIDENTIAL INFORMATION AND DUTY OF NONDISCLOSURE. Cloughley acknowledges and agrees that his employment with the Company pursuant to this Agreement necessarily involves his access to secrets and confidential information pertaining to the business of the Company and its subsidiaries. Accordingly, Cloughley agrees that at all times during his Employment Term and thereafter, he will not, directly or indirectly, without the express written authority of the Company, except as reasonably appropriate in connection with the performance of his services under this Agreement or unless directed by applicable legal authority having jurisdiction over Cloughley, knowingly disclose or use for the benefit of any person, firm, corporation, or other business entity or himself, any trade secrets, confidential information concerning the Company or any subsidiary of the Company, including, without limitation, any information concerning the past, present, or prospective clients, creditors, customers, operations, systems, software or methods (collectively, the "Confidential Information"). Notwithstanding the foregoing, the term Confidential Information shall not include any information which is or becomes in the public domain without breach by Cloughley of this Section 7.

         Cloughley agrees that he will return to the Company upon termination of the Employment Term all Confidential Information then in Cloughley's possession.

         8.       COVENANT NOT TO COMPETE

                  (a) If the Employment Term is terminated (i) by the Company for "cause," or (ii) by Cloughley "voluntarily," or (iii) due to the Expiration of this Agreement, Cloughley shall not, directly or indirectly, acting as employee, investor, officer, partner, principal or otherwise, of any corporation or other entity, engage in any activity within the United States of America, Canada or the European Economic Community that involves products or services which compete materially with products and services of the Company or any of its subsidiaries, as such products and services exist as of the date hereof and during the Employment Term. The provisions of this Section 8(a) shall apply upon the Expiration of this Agreement only if Cloughley rejects an offer made by the Company at or before the Expiration of this Agreement to either (1) renew this Agreement, or (2) enter into an agreement with Cloughley on substantially similar terms as, or on terms more favorable to Cloughley than, this Agreement.

                  (b) The parties hereto agree that in the event that either the length of time or the geographical areas set forth in Section 8(a) above is deemed too restrictive in any court proceeding, the court may reduce such restrictions to those which it deems reasonable under the circumstances.

                  (c) Cloughley agrees and acknowledges that the Company and any of its subsidiaries do not have adequate remedy at law for the breach or threatened breach by Cloughley of the covenants under this Section 8 and agrees that the Company or any subsidiary of the Company shall be entitled to apply for injunctive relief to restrain Cloughley from such breach or threatened breach in addition to any other remedies which might be available to the Company or any subsidiary of the Company at law or equity.

                  For purposes of this Agreement, the term "subsidiary" includes any limited liability company (including uPACS LLC) or other business directly affiliated with the Company.

         9.       INDEMNIFICATION

                  (a) The Company agrees that (i) if the Executive is made a party, or is threatened to be made a party, to any "proceeding" by reason of the fact that he is or was a director, officer, employee, agent, manager, consultant or representative of the Company or is or was serving at the request of the Company as a director, office, member, employee, agent, manager, consultant or representative of another "person," or (ii) if any "claim" is made, or is threatened to be made, that arises out of or relates to Cloughley's service in any of the foregoing capacities, then Cloughley shall be indemnified by the Company to the fullest extent permitted by the laws of the State of New Jersey against any and all costs, expenses, liabilities and losses (including, without limitation, attorney's fees, judgments, interest, expenses of investigation, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) incurred or suffered by Cloughley in connection therewith (other than an action by Cloughley against the Company), and such indemnification shall continue as to Cloughley even if he has ceased to be a director, member, employee, agent, manager, consultant or representative of the Company or other "person," and shall inure to the benefit of Cloughley's successors and assigns. The Company shall provide to Cloughley all costs and expenses incurred by him in connection with any such proceeding or claim within 30 days of receiving written notice requesting such payment, provided that such notice includes proper documentation verifying that such costs were incurred by Cloughley.

                  (b) The Company shall at all times during the Employment Term and for six years thereafter keep in place a directors' and officers' liability insurance policy (or policies) covering Cloughley to the extent that the Company provides such coverage for other senior executives.

                  (c) As used in this Agreement "person" shall mean any individual, corporation, partnership, joint venture, trust, estate, board, committee, agency, body, or other person or entity; "proceeding" shall mean any threatened or actual action, suit, or other proceeding, whether civil, criminal, administrative, investigative, appellate, or other; and "claim" shall mean any claim, demand, request, investigation, dispute, controversy, threat, discovery request, or request for testimony or information.

         10.      REPRESENTATIONS

                  (a) The Company represents and warrants that (i) it is fully authorized by action of its Board (and of any other "person" whose action is required) to enter into this Agreement and to perform its obligations under it;
(ii) the execution, delivery and performance of this Agreement by the Company does not violate any law, regulation, order, judgment or decree or any agreement, plan or corporate governance document of the Company; and (iii) upon the execution and delivery of this Agreement by Cloughley and the Company, this Agreement shall be a valid and binding obligation of the Company, enforceable in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

                  (b) Cloughley represents and warrants that (i) delivery and performance of this Agreement by him does not violate any law, regulation, order, judgment or decree or any agreement to which he is a party or by which he is bound, and (ii) upon the execution and delivery of this Agreement by Cloughley and the Company, this Agreement shall be a valid and binding obligation of Cloughley, enforceable in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

         11. NO EMPLOYMENT GUARANTEE. This Agreement shall not be deemed to entitle Cloughley to continued employment with the Company, and the rights of the Company to terminate the employment of Cloughley shall continue as fully as if this Agreement were not in effect, subject to the provisions in Section 5 above.

         12. NOTICES. Any notice, consent, demand, request, or other communication given by Cloughley or the Company in connection with this Agreement shall be in writing and shall be deemed to have been given (a) when delivered personally to the party specified or (b) three days after mailing by certified or registered mail, return receipt requested, or (c) provided that a written acknowledgment of receipt is obtained, upon delivery by a nationally recognized overnight courier, to the address set forth below for the party specified (or to such other address for such party as shall be specified by ten days advance notice given pursuant to this Section 12).

                  If to the Company:        Base Ten Systems, Inc.
                                            One Electronics Drive
                                            Trenton, NJ 08619
                          Attention:        Board of Directors


                  with a copy to:           Pitney, Hardin, Kipp & Szuch LLP

                                            If by Delivery
                                            --------------
                                            200 Campus Drive
                                            Florham Park, New Jersey  07962-1945
                                            Attn:  Joseph Lunin

                                            If by Mail
                                            ----------
                                            P.O. Box 1945
                                            Morristown, New Jersey 07962-1945
                                            Attn:  Joseph Lunin
                                            Facsimile: 201-966-1550

                  If to Cloughley:          Stephen A. Cloughley
                                            929 Gainesway Road
                                            Yardley, Pennsylvania 19067

                  with a copy to:           Kwasny and Fegley
                                            993 Lenox Drive
                                            Suite 200
                                            Lawrenceville, New Jersey 08648
                                            Attn: Richard J. Kwasny

         13. ASSIGNMENT/BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of Cloughley, the Company, and their respective successors and assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee expressly assumes all the liabilities, obligations and duties of the Company, as contained in this Agreement. In connection with any transfer or assignment of its rights, duties, or obligations under this Agreement, the Company shall take whatever action it legally can to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of the Company hereunder. No rights, obligations or duties of Cloughley under this Agreement may be assigned or transferred by Cloughley, other than his rights to compensation and benefits, which may be transferred only by will or operation of law, except as otherwise expressly provided.

         14. DISPUTE RESOLUTION. Except as otherwise provided in Section 8(c), any dispute or controversy between Cloughley and the Company that arises out of or relates to this Agreement (or any amendment thereof) shall be resolved in courts in the State of New Jersey, and for the purposes thereof, Cloughley hereby submits to the jurisdiction of all courts in the State of New Jersey.

         15. INTEGRATION. This Agreement represents the entire understanding of the parties with respect to the subject matter hereof. This Agreement supersedes all other agreements, contracts, understandings and other arrangements, written or oral, between the parties with respect to the subject matter hereof, all of which are hereby terminated and shall be of no further force or effect, including without limitation, any employment contracts, agreements, or understandings in effect as of the date hereof. No compensation or any other amounts are due from the Company to Cloughley under any prior agreement with the Company.

16.      MISCELLANEOUS.

         (a) During the Employment Term, Cloughley shall be authorized to attend all meetings of the Board, subject to the right of the Board to exclude Cloughley from any meetings of the Board, or portions thereof, from time to time, at the sole discretion of the Board.

         (b) No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by Cloughley and such officer of the Company as may be specifically designated by the Board.

         (c) No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time.

         (d) No representations, oral or otherwise, express or implied, with respect the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

         (e) In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remainder of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law so as to achieve the purposes of this Agreement.

         (f) Except as otherwise expressly set forth in this Agreement, the respective rights and obligations of Cloughley and the Company hereunder which by their terms extend beyond the termination of this Agreement shall survive any termination of the Executive's employment or the Employment Term.

         (g) This Agreement itself (as distinguished from Cloughley's employment with the Company or the Employment Term) may not be terminated by either party without the written consent of the other party.

         (h) The headings of the Sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

         (i) The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New Jersey without regard to conflict of law principles. This Agreement may be executed in counterparts, each of which shall be deemed a duplicate original all of which shall be deemed to be one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first set forth above.

                                           Base Ten Systems, Inc.



                                        By:  ___________________________________
                                      Name:
                                     Title:



                                                     ___________________________
                                                     STEPHEN A. CLOUGHLEY

                                    Exhibit A

                Form of Performance-Based Stock Option Agreement

                                                                     Exhibit A


                             BASE TEN SYSTEMS, INC.
                                PERFORMANCE-BASED
                             STOCK OPTION AGREEMENT


         This Option Agreement (the "Agreement"), made as of October 28, 1999, is between Base Ten Systems, Inc., a New Jersey corporation (the "Company"), and Stephen A. Cloughley, an individual (the "Optionee").

         WHEREAS, in consideration of the Optionee's agreement to serve as President and Chief Executive Officer of the Company under an Employment
Agreement dated as of October 28, 1999 between Optionee and the Company (the "Employment Agreement"), the Company has agreed to grant to Optionee certain options to purchase shares of the Company's Class A Common Stock ("Common Stock") pursuant to the Employment Agreement and the Base Ten Systems, Inc. 1998 Stock Option and Stock Award Plan (the "Plan") on the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth below, the parties agree as follows:


         1. Options. (a) Subject to the terms and conditions set forth herein, and in the Employment Agreement and the Plan (the terms of both of which are hereby incorporated by reference), the Company grants to Optionee fifty-five thousand (55,000) rights (each an "Option") to subscribe for and purchase one share of Common Stock at the price of one dollar ($1.00) per share ( the "Purchase Price"). The Options granted pursuant to this Agreement shall be considered Performance-Based Stock Options, and shall be considered to be nonqualified stock options. Performance-Based Stock Options shall vest and become exercisable as follows: (i) thirty thousand (30,000) Options shall vest forty-five (45) days after the Company achieves its first "profitable quarter" (provided that the number of days shall be ninety (90) days with respect to the fourth quarter of a year) following the execution of the Employment Agreement; and (ii) twenty-five thousand (25,000) Options shall vest forty-five (45) days after the Company achieves its first "cash flow positive quarter" (provided that the number of days shall be ninety (90) days with respect to the fourth quarter of a year) following the execution of the Employment Agreement. For purposes of this Agreement, the terms "profitable quarter" and "cash flow positive quarter" shall have the meanings set forth in Section 4(b) of the Employment Agreement. In addition, for so long as the Optionee remains an employee of the Company, in the event that a person or entity that beneficially owns less than five percent (5%) of the Company's outstanding Common Stock as of the date hereof acquires the beneficial ownership of greater than ninety percent (90%) of the Company's outstanding Common Stock (a "Sale of the Company"), then the Options shall immediately vest upon the consummation of such Sale of the Company.

         (b) The Options shall not be transferable other than by will or the laws of descent and distribution or, after the Optionee's death, to a beneficiary (or beneficiaries) designated by Optionee in writing in a form satisfactory to the Company, and the Options may be exercised, during the lifetime of the Optionee, only by the Optionee. Without limiting the generality of the foregoing, the Options may not be assigned, transferred (except as provided above), pledged or hypothecated in any way, and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of any of the Options contrary to the provisions hereof, or the levy of any execution, attachment or similar process upon any Option, shall be null and void and without effect.

         2. Exercise. (a) Subject to the terms and conditions of this Agreement, the Employment Agreement and the Plan, Optionee shall have the right to exercise at the Purchase Price all vested Options at any time after the date hereof. Notwithstanding anything herein to the contrary, all Options granted under this Agreement shall expire on the tenth anniversary of the date of this Agreement, unless earlier terminated pursuant to the terms of this Agreement, the Employment Agreement or the Plan.

          In the event of the termination of the "Employment Term" "without cause," the Optionee shall have the continued right to exercise the Options, to the extent that the Options are, or become, vested and exercisable under the terms of the Employment Agreement, until the second anniversary of the date of the termination of the Optionee's employment with the Company. The terms "Employment Term" and "without cause" shall have the meanings set forth in the Employment Agreement.

         Upon termination of the Employment Term by reason of the death or "permanent disability" of the Optionee, the Optionee shall have the right to exercise any outstanding Options to the extent that such Options had vested and are exercisable on the date of such termination, at any time through the second anniversary of such date. The term "permanent disability" shall have the meaning set forth in the Employment Agreement.

         Upon termination of the Employment Term at any time during the Employment Term by the Company for "cause," or by Optionee "voluntarily," the Options which have not been exercised prior to the date upon which the Optionee's employment with the Company terminates shall be canceled as of the date of such termination and shall be null and void. The terms "cause" and "voluntarily" shall have the meanings set forth in the Employment Agreement.

         If the Optionee's employment with the Company is terminated by reason of and at the time of the "Expiration" of the Employment Agreement, then all Options which have not vested shall immediately be canceled, and shall be null and void. All Options that were vested at the time of the termination of employment with the Company by reason of and at the time of the "Expiration" shall remain exercisable until the second anniversary of the Optionee's termination of employment with the Company; provided, that in the event that Optionee rejects an offer made by the Company at or before the "Expiration" of the Employment Agreement to either (1) renew the Employment Agreement, or (2) enter into an agreement with Optionee on substantially similar terms as, or on terms more favorable to Optionee than, the Employment Agreement, all Options which have not been exercised prior to the date on which Optionee's employment with the Company terminates shall be canceled as of the date of such termination and shall be null and void. The term "Expiration" shall have the meaning set forth in the Employment Agreement.

         Except as otherwise provided, the Options shall remain exercisable, with respect to any shares for which they have vested and become exercisable, until the earlier of (i) the date upon which they are exercised for such shares,
(ii) the second anniversary of the date of the Optionee's termination of employment with the Company, if such termination was "without cause" (in which case the Options may thereafter continue to vest), due to the Expiration of the Employment Term, or by reason of Optionee's death or "permanent disability,"
(iii) the date upon which the Optionee's employment terminates or is terminated for "cause" or "voluntarily," and (iv) the tenth anniversary of the date of grant.

         (b) Vested Options may be exercised by the Optionee in whole or in part, but not as to a fractional share, by surrender of such Options, properly endorsed at the principal office of the Company, and by delivering to the Company (i) a written exercise notice substantially in the form annexed hereto as Schedule A, and (ii) payment of the aggregate Purchase Price, plus required tax withholding amounts (as determined by the Company) for the number of shares purchased by certified check or bank check (or in such other form or method as the Company may elect to accept). The shares purchased shall be deemed to be issued to the Optionee as the record owner as of the close of business on the date of which the Options are surrendered and payment is made for the shares. Certificates representing the shares purchased shall be delivered to the Optionee within thirty (30) days after the rights represented by the Options have been properly exercised, unless otherwise agreed by the parties hereto.

         (c) For so long as Optionee remains an employee of the Company, in the event that a person or entity that beneficially owns less than 5% of the Company's outstanding Class A Common Stock as of the date hereof acquires the beneficial ownership of greater than 90% of the Company's outstanding Class A Common Stock (a "Sale of the Company"), the Options shall immediately vest upon the consummation of such Sale of the Company.

         3. Shares. (a) The Company covenants and agrees that all shares of Common Stock shall, on issuance and payment of the consideration therefor hereunder, be fully paid and nonassessable and free from all taxes, liens and charges related to the issuance of such shares.

         (b) The Company shall use its best reasonable efforts to assure that all shares of Common Stock received by Optionee on any exercise of any Option shall be, and shall remain, (i) fully registered (at the Company's expense) under the Securities Act of 1933, as amended, for resale, (ii) fully registered or qualified (at the Company's expense) under such state securities laws as Optionee may reasonably request, for resale, and (iii) qualified for trading on NASDAQ or listed on a national securities exchange as the Company's Common Stock is then so registered.

         4. Adjustments. In the event that there is any change in the Common Stock arising through merger, consolidation, reorganization, recapitalization, stock dividend, stock split or combination, the Board of Directors shall make such adjustments in the aggregate number of Options subject to this Agreement and/or the price per share of such Options in order to prevent dilution or enlargement of the Optionee's rights and the value represented by the Options.

         5. Absence of Rights. No Option shall entitle the Optionee to any rights as a shareholder of the Company prior to the exercise of such Option.

         6. Invalidity; Severability. If any clause or provision of this Agreement shall be adjudged invalid, the same shall not affect the validity of any other clause or provision of this Agreement, or of any other document pertaining to the subject matter thereof, or constitute by reason thereof, any claim or cause of action in favor of Optionee as against the Company. In addition, the provisions of this Agreement shall be read and construed and shall have effect as separate, severable and independent provisions or restrictions, and shall be enforceable accordingly.

         7. Entire Agreement; No Waiver; Remedies. This Agreement, the Plan and the Employment Agreement contain the entire agreement of the parties and incorporate and supersede any and all prior or contemporaneous oral or written agreements with respect to the matters referred to in them. No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature. No failure on the part of any party to exercise, and no delay in exercising any right, remedy, power or privilege hereunder shall operate as a waiver thereof; no waiver whatever shall be valid unless in writing signed by the party or parties to be charged and then only to the extent specifically set forth in such writing. All remedies, rights, powers and privileges, either under this Agreement or by law or otherwise afforded the parties to this Agreement, shall be cumulative and shall not be exclusive of any remedies, rights, powers and privileges provided by law.

         8. Notices. Any notice required or permitted to be given under this Agreement shall be given in accordance with Section 12 of the Employment Agreement.

         9. Successors and Assigns. The rights and obligations of the Company under this Agreement or the Options shall inure to the benefit of and shall be binding upon the successors and assigns of the Company.

         10. Headings; Counterparts; Governing Law. The headings in this Agreement are for convenience of reference only and are not intended to define or limit the contents of any section or paragraph. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement shall in all respects be governed by the internal laws (without reference to conflicts of laws principles) of the State of New Jersey applicable to contracts made and performed within the State of New Jersey.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

STEPHEN A. CLOUGHLEY                         BASE TEN SYSTEMS, INC.

__________________________                   By:___________________________

                                             Print Name:____________________

                                             Title:_________________________

                                   Schedule A

                                 Exercise Notice





Base Ten Systems, Inc.
One Electronics Drive
P.O. Box 3151
Trenton, NJ 08619


Gentlemen:

The undersigned hereby exercises the option to purchase __________shares of Class A Common Stock of Base Ten Systems, Inc. pursuant to the Base Ten Systems, Inc. Performance-Based Stock Option Agreement (the "Option Agreement") dated as of October 28, 1999 between Base Ten Systems, Inc. and the undersigned. Accompanying this Exercise Notice is payment pursuant to the Option Agreement in the amount of $____________.




Dated:________________________             By:_________________________________
                                              Stephen A. Cloughley